Exhibit 5.1
June 2, 2022

Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, TX 77389

Re:	15,000,000 Additional Shares of Common Stock of Hewlett Packard Enterprise Company offered pursuant to Amendment No. 1 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan.
Ladies and Gentlemen:

I have examined the proceedings taken and the instruments executed in connection with the reservation for issuance and authorization of the sale and issuance from time to time of an additional 15,000,000 shares (the “Shares”) of the common stock, par value $0.01 per share, of Hewlett Packard Enterprise Company pursuant to the terms of Amendment No. 1 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan (together, with the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, the “Plan”). The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which is being filed with the Securities and Exchange Commission and to which this opinion is to be attached as an exhibit.

Upon the basis of such examination, I am of the opinion that the Shares, when issued and sold pursuant to the terms and conditions set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Act, will be validly issued, fully paid and non-assessable.

You are further advised that I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Rishi Varma
Rishi Varma
Senior Vice President, General Counsel and Corporate Secretary